Exhibit 5.1

March 20, 2012

Marina Biotech, Inc.

3830 Monte Villa Parkway

Bothell, WA 98021

RE:	Issuance and Sale of Shares of
Common Stock and Warrants

Ladies and Gentlemen:

We have acted as legal counsel to Marina Biotech, Inc., a Delaware corporation (the “Company”), in connection with the issuance by the Company of (i) 1,600,002 shares (the “Shares”) of common stock, par value $0.006 per share, of the Company (“Common Stock”), and (ii) warrants (the “Warrants”) to purchase 800,001 shares of Common Stock (the “Warrant Shares”). The Shares and the Warrants are being issued by the Company pursuant to a Securities Purchase Agreement dated as of March 19, 2012 (the “Purchase Agreement”), as well as an effective registration statement (the “Registration Statement”) on Form S-3 (File No. 333-168447) that was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on September 30, 2010, the statutory prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated March 20, 2012 (the “Prospectus Supplement”) to be filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Base Prospectus or the Prospectus Supplement, other than as expressly stated herein with respect to the issuance of the Shares and the Warrants.

We have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, necessary or appropriate for purposes of rendering this opinion letter, including (a) the Certificate of Incorporation of the Company, as amended, (b) the By-laws of the Company, as amended, (c) the Purchase Agreement (filed as exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 19, 2012), (d) the form of Warrant (filed as exhibit 4.1 to the Company’s Current Report on Form 8-K dated March 19, 2012), (e) the Registration Statement, (f) the Base Prospectus, (g) the Prospectus Supplement, (h) duly adopted resolutions of the board of directors of the Company relating to the issuance of the Shares and the Warrants, and (i) such other documents, records and other instruments and matters of law as we have deemed necessary or appropriate for purposes of this opinion letter. In all such examinations, we

March 20, 2012

have assumed the genuineness of all signatures on original and certified documents, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to executed documents of all unexecuted copies submitted to us, and the conformity to the originals of photocopies.

We are admitted to the Bar in the State of New York and we express no opinion as to the laws of any other jurisdiction, except the federal laws of the United States of America, and the general corporate laws of the State of Delaware, and we express no opinion with respect to any state securities or blue sky laws.

Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that as of the date hereof:

1. The Shares have been duly authorized for issuance pursuant to the Purchase Agreement and, when issued and delivered by the Company pursuant to the Purchase Agreement against receipt of the consideration set forth therein, the Shares will be validly issued, fully paid and nonassessable.

2. The Warrants have been duly authorized for issuance pursuant to the Purchase Agreement and, when issued and delivered by the Company pursuant to the Purchase Agreement against receipt of the consideration set forth therein, the Warrants will be validly issued, fully paid and nonassessable.

3. The Warrant Shares have been duly authorized, and when issued upon exercise of the Warrants against payment of the exercise price in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on March 20, 2012. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Act.

Very truly yours,

/s/ PRYOR CASHMAN LLP